J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.

ARTICLES SUPPLEMENTARY

To the State Department of Assessments and Taxation

State of Maryland

J.P. Morgan Fleming Mutual Fund Group, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 having its principal office in Baltimore, Maryland (hereinafter called the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Institutional Class shares of the Mid Cap Value Fund shall be renamed Class L shares, effective December 1, 2016, and the Select Class shares of the Mid Cap Value Fund shall be renamed Class I shares, effective April 3, 2017.

SECOND: The preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption shall not change as part of renaming the share classes.

THIRD: These Articles Supplementary have been approved by a majority of the entire Board of Directors in the manner and by the vote required by law.

FOURTH: The changes noted in these Articles Supplementary are limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the shareholders.

FIFTH: The undersigned President acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Assistant Secretary on this 27th day of October, 2016.

J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.

By:	Brian S. Shlissel
Brian S. Shlissel
President

ATTEST:

Carmine Lekstutis
Carmine Lekstutis
Assistant Secretary